UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 30, 2020

LENNOX INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15149	42-0991521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2140 Lake Park Blvd.

Richardson, Texas 75080

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (972) 497-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	LII	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

(a) Senior Unsecured Notes.

On July 30, 2020, Lennox International Inc. (the “Company”) completed an offering of $600,000,000, in the aggregate, of its senior notes in two separate tranches: (i) $300,000,000 aggregate principal amount of the Company’s 1.350% Notes due 2025 (the “2025 Notes”) and (ii) $300,000,000 aggregate principal amount of the Company’s 1.700% Notes due 2027 (the “2027 Notes” and, together with the 2025 Notes, the “Notes”).

The Notes were issued pursuant to the Indenture, dated as of May 3, 2010 (as amended, supplemented or otherwise modified to the date hereof, the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as further supplemented by the Ninth Supplemental Indenture, dated as of July 30, 2020 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and the Trustee. The Notes are guaranteed on a senior unsecured basis by the Guarantors.

The 2025 Notes will mature on August 1, 2025 and the 2027 Notes will mature on August 1, 2027. The Notes will bear interest at the rates set forth above. Interest on the Notes is payable on February 1 and August 1 of each year, beginning on February 1, 2021 until their respective maturities. Before July 1, 2025 (the “2025 Par Call Date”) and before June 1, 2027 (the “2027 Par Call Date”), the Company may, at any time, redeem the 2025 Notes and the 2027 Notes, respectively, at a redemption price equal to the greater of 100% of the principal amount and the “make whole” price described in the Indenture, plus accrued and unpaid interest, assuming for such purpose that the 2025 Notes and the 2027 Notes matured on the 2025 Par Call Date and the 2027 Par Call Date, respectively. On or after the 2025 Par Call Date and the 2027 Par Call Date, the Company may redeem the 2025 Notes and the 2027 Notes, respectively, at par, plus accrued and unpaid interest.

The Company received net proceeds from the issuance of the Notes of approximately $593.7 million after deducting the underwriters’ discount and estimated expenses. The Company intends to use the net proceeds from the sale of the Notes to repay indebtedness under the Company’s domestic credit facility and for general corporate purposes, which may include repurchasing shares of the Company’s common stock.

Upon the occurrence of both (a) a change of control of the Company or the first public announcement of a change of control by the Company and (b) within a specified period in relation to the change of control or the announcement of the change of control, a downgrade of the Notes by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services to a rating below an investment grade rating, the Company may be required to purchase some or all of the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

The Notes are subject to the covenants in the Indenture, which include limitations on liens, limitations on sale and leaseback transactions and limitations on mergers, consolidations and transfers of substantially all of the Company’s assets.

The Indenture contains customary events of default, including: (a) failure to pay principal or premium, if any, on the Notes when due; (b) failure to pay any interest on the Notes for 30 days after the interest becomes due; (c) failure to perform, or breach of, any other covenant in the Indenture for 90 days after written notice thereof; (d) the guarantee of any Guarantor ceases to be in effect and enforceable in accordance with its terms; (e) acceleration of at least $75 million of indebtedness of the Company or any Guarantor, as the result of an event of default, as defined in an indenture or instrument under which such indebtedness is outstanding, if such acceleration is not rescinded or annulled within 30 days after notice thereof has been given; and (f) specified events of bankruptcy, insolvency or reorganization involving the Company or any Guarantor.

The foregoing summary of the Base Indenture, the Supplemental Indenture and the Notes is qualified in its entirety by reference to the full text of the Base Indenture, the Supplemental Indenture and the Notes, which are included as Exhibit 4.1, Exhibit 4.2, Exhibit 4.3 and Exhibit 4.4 hereto and are incorporated herein by reference.

(b) Credit Facility Restatement.

On July 30, 2020, the Company entered into the Seventh Amended and Restated Credit Facility Agreement (the “2020 Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, which amended, restated and replaced the Sixth Amended and Restated Credit Facility Agreement, dated as of August 30, 2016 (as amended, the “2016 Credit Agreement”), among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto.

The 2020 Credit Agreement provides for: (i) revolving credit commitments of $750 million (with sub-limits for swingline loans of up to $65 million and letters of credit up to $100 million) that expire and require all outstanding loans thereunder to be repaid on August 30, 2022, and (ii) term loans in the amount of the aggregate principal amount of amortizing term loans outstanding under the 2016 Credit Agreement (the aggregate principal balance of which is $145,000,000 as of July 30, 2020), which term loans will continue to amortize in quarterly installments of $7.5 million and have a final maturity of August 30, 2021 (the revolving credit and term loan facilities under the 2020 Credit Agreement, the “2020 Credit Facilities”). At the Company’s request and subject to certain conditions, the revolving credit and/or term loan commitments under the 2020 Credit Agreement may be increased by up to a total of $350 million to the extent that existing or new lenders agree to provide such additional commitments.

The revolving and term loans under the 2020 Credit Agreement bear interest at the Alternate Base Rate or Adjusted LIBO Rate plus the Applicable Rate (in each case, as those terms are defined in the 2020 Credit Agreement). The Applicable Rate is based on Moody’s, S&P’s and Fitch’s ratings for the Company’s senior, unsecured, long-term indebtedness for borrowed money and ranges from 0.25% to 1.00% for loans that bear interest at the Alternate Base Rate and from 1.25% to 2.00% for loans that bear interest at the Adjusted LIBO Rate. The unused revolving commitment fees payable under the 2020 Credit Agreement are also based on these ratings and range from 0.20% to 0.375%. The Company may prepay the loans at any time without premium or penalty, subject to certain limitations, other than customary breakage costs in the case of Eurodollar loans.

The 2020 Credit Agreement contains customary covenants applicable to the Company and its subsidiaries including limitations on indebtedness, liens, loans and advances, affiliate transactions, dividends, stock repurchases, mergers, investments, acquisitions and sales. In addition, the 2020 Credit Agreement contains financial covenants requiring the Company to maintain, as of the last day of each fiscal quarter for the four prior completed fiscal quarters, a leverage ratio of consolidated Total Indebtedness to Adjusted EBITDA of no more than 3.50 to 1.00 and requiring the Company and its subsidiaries to maintain a consolidated interest coverage ratio of EBITDA to Interest Expense (net of total interest received) of at least 3.00 to 1.00. The 2020 Credit Agreement is subject to customary events of default, including non-payment of principal or other amounts under the 2020 Credit Agreement, material inaccuracy of representations and warranties, breach of covenants, cross-default to other indebtedness in excess of $75 million, judgements in excess of $75 million, certain voluntary and involuntary bankruptcy events, and the occurrence of a change of control.

The Company’s obligations under the 2020 Credit Agreement are required to be guaranteed by certain of its subsidiaries. As of July 30, 2020, the subsidiary guarantors of the 2020 Credit Facilities are Allied Air Enterprises LLC, Advanced Distributor Products LLC, Heatcraft Inc., Heatcraft Refrigeration Products LLC, Lennox Global LLC, Lennox Industries Inc., LGL Australia (US) Inc., LGL Europe Holding Co., Lennox National Account Services LLC and Lennox Switzerland GmbH.

A copy of the 2020 Credit Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the 2020 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2020 Credit Agreement, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01(b) is incorporated in this Item 2.03 by reference.

Item 8.01	Other Events.

In connection with the Notes offering, on July 22, 2020, the Company entered into an underwriting agreement with J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, relating to the sale of the Notes (the “Underwriting Agreement”). A copy of the Underwriting Agreement is included as Exhibit 1.1 hereto and is incorporated herein by reference.

In addition, in connection with the public offering of the Notes, the Company is filing the exhibits to this Current Report on Form 8-K for the purpose of incorporating such exhibits in its Registration Statement (Registration No. 333-234283). The exhibits to this Current Report on Form 8-K are hereby incorporated into such Registration Statement by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

1.1	Underwriting Agreement, dated as of July 22, 2020, by and among the Company, the guarantors party thereto, and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

4.1	Indenture, dated as of May 3, 2010, between the Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Registration Statement on S-3 (Registration No. 333-234283)).

4.2	Ninth Supplemental Indenture among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee.

4.3	Form of 1.350% Notes due 2025 (included in Exhibit 4.2 hereof).

4.4	Form of 1.700% Notes due 2027 (included in Exhibit 4.2 hereof).

5.1	Opinion of Jones Day.

5.2	Opinion of Schellenberg Wittmer Ltd.

10.1	Seventh Amended and Restated Credit Facility Agreement, dated as of July 30, 2020, among Lennox International Inc., a Delaware corporation, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

23.1	Consent of Jones Day (included in Exhibit 5.1 hereof).

23.2	Consent of Schellenberg Wittmer Ltd. (included in Exhibit 5.2 hereof).

104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENNOX INTERNATIONAL INC.

By:	/s/ Sarah Wood Braley
Name:	Sarah Wood Braley
Title:	Assistant Secretary

Dated: July 30, 2020